Exhibit 99.3

Gulf Resources Announces Asset Purchase Agreement with Wei Fang City Hanting
Area

Expected to initially add 4,700 tons of incremental annual bromine production capacity equating to $9.4 million in revenue and $2.4 million in net income

NEW YORK and SHANDONG, China, Jan. 8 /Xinhua-PRNewswire-FirstCall/ -- Gulf Resources, Inc. (the 'Company') (OTC Bulletin Board: GFRE) a leading producer of Bromine and crude salt in China through its wholly-owned subsidiary Shuoguang City Haoyuan Chemical Company Limited (SCHC), announced today it signed a definitive agreement to acquire substantially all of the assets in the Wei Fang City Hanting area of a bromine producer owned by Mr. Xiaodong Yang. Mr. Yang is not related to the Company's CEO. Total consideration paid by SCHC was approximately $9.7 million.

The assets include a 50-year mineral rights and land lease covering 2,641 acres, or 11 square kilometers through December, 2055, which has been paid in the full. The property has 200,000 to 210,000 metric tons of proven bromine reserves. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property. The Company executed an asset purchase agreement with Mr. Xiaodong Yang, the sole owner on January 8, 2008. Mr. Yang is not related to the Company's CEO.

The facility is currently operating at 80 percent capacity and produces approximately 4,700 metric tons of bromine annually through 294 wells, which equates to $9.4 million in revenues and $2.4 million in net income at current market prices. In the future, Gulf Resources plans to increase capacity utilization to 85 percent.

'The acquisition of facilities in the Wei Fang City Hanting area complements our existing bromine portfolio and provides further confirmation of our team's ability to utilize our valuable exploitation license to complete targeted bromine asset purchases which will serve to both expand our overall reserves and increase our annual production output,' stated Ming Yang, CEO, Gulf Resources, Inc. 'We continue to pursue new bromine based product introductions which will create a vertically integrated production model giving us key competitive advantage while improving our overall margin profile.'

The asset purchase is subject to various conditions, including applicable regulatory approvals. Further details on the terms of this transaction can be found in the Company's 8-K which will be filed with the Securities and Exchange Commission.

Gulf Resources, Inc.

Gulf Resources, Inc, operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture, and SYCI which manufactures and sells chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

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Exhibit 99.3

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: the ability of Gulf to complete and integrate the asset purchase in the Wei Fang City Hanting area, the general economic and business conditions in the PRC, product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and crude salt, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

     For more information, please contact:

     Investor Relations Contact:
     Ethan Chuang
     Tel:   +1-646-200-6316
     Email: Ethan@gulfresourcesco.com

     Matthew Hayden
     HC International, Inc.
     Tel:   +1-760-994-0034
     Email: Matt.hayden@hcinternational.net

SOURCE Gulf Resources, Inc.